UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FINGERMOTION, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	20-0077155 (I.R.S. Employer Identification No.)

1460 Broadway New York, New York (Address of principal executive offices)	10036 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statements file number to which this form relates: ______________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

Description

This Form 8-A12B hereby registers FingerMotion, Inc.’s (the “Registrant”) class of common stock, par value $0.0001 per share (the “Common Stock”). The authorized capital of the Registrant consists of 200,000,000 shares of Common Stock, having a par value of $0.0001 per share, and 1,000,000 shares of preferred stock, having a par value of $0.0001 per share (the “Preferred Stock”). The Registrant has no other class of shares. As at December 21, 2021, the Registrant had 42,482,260 fully paid and non-assessable shares of Common Stock and nil shares of Preferred Stock issued and outstanding.

All shares of Common Stock rank equally as to (i) voting rights, (ii) dividend rights, and (iii) participation in a distribution of the assets of the Registrant in the event of a liquidation, dissolution or winding-up of the Registrant. In the event of a liquidation, dissolution or winding-up of the Registrant or other distribution of its assets, holders of the shares of Common Stock will be entitled to receive on a pro rata basis, all of the net assets remaining after the Registrant has discharged its liabilities.

A more detailed description of the Common Stock to be registered hereunder is set forth under the caption “Description of Capital Stock” in the prospectus that constitutes a part of the Registrant’s Registration Statement on form S-1, File No. 333-196503 (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission on June 4, 2014, as subsequently amended on June 18, 2014, and declared effective on June 26, 2014. Such Registration Statement, as amended, that includes such description is hereby incorporated by reference herein.

Item 2. Exhibits

Exhibits

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DATE: December 21, 2021

FINGERMOTION, INC.

By:	/s/ Martin J. Shen
Martin J. Shen
Chief Executive Officer